                          DESCRIPTION OF CAPITAL STOCK

     The authorized capital stock of the Company consists of 20,000,000 shares of Common Stock, $0.01 par value per share, and 5,000,000 shares of preferred stock, no par value per share, issuable in series (the "Preferred Stock"). Upon completion of the Partners Share Exchange and the McDermott Share Exchange immediately prior to the consummation of the Offering, the Company will have 3,500,000 shares of Common Stock outstanding, which will be held of record by approximately 33 persons, and no shares of Preferred Stock will be outstanding. Prior to the Offering, there has been no public market for the Common Stock. Although application has been made to have the Common Stock listed on the Nasdaq National Market, there can be no assurance that a market for the Common Stock will develop or, if developed, will be sustained. See "Risk Factors -- No Prior Market; Possible Volatility of Market Price; Dilution." The following summary description of the capital stock of the Company is qualified in its entirety by reference to the Company's Certificate and By-laws, copies of which are filed as exhibits to the Registration Statement of which this Prospectus forms a part.

COMMON STOCK

     Holders of Common Stock are entitled to one vote per share in the election of directors and on all other matters submitted to a vote of shareholders; shareholders may not cumulate votes for the election of directors. Subject to any preferences accorded to the holders of the Preferred Stock, if and when issued by the Board of Directors, holders of Common Stock are entitled to dividends at such times and in such amounts as the Board of Directors may determine. The Company currently does not intend to pay dividends for the foreseeable future. Upon the dissolution, liquidation or winding up of the Company, after payment of debts, expenses and the liquidation preference plus any accrued dividends on any outstanding shares of Preferred Stock, the holders of Common Stock will be entitled to receive all remaining assets of the Company ratably in proportion to the number of shares held by them. Holders of Common Stock have no preemptive, subscription or conversion rights and are not subject to further calls or assessments, or rights of redemption by the Company. The outstanding shares of Common Stock are, and the shares of Common Stock being sold in the Offering will be, validly issued, fully paid and nonassessable.

PREFERRED STOCK

     The Company's Board of Directors has the authority, without approval of the shareholders, to issue shares of Preferred Stock in one or more series and to fix the number of shares and rights, preferences and limitations of each series. Among the specific matters with respect to the Preferred Stock that may be determined by the Board of Directors are the dividend rights, the redemption price, if any, the terms of a sinking fund, if any, the amount payable in the event of any voluntary liquidation, dissolution or winding up of the affairs of the Company, conversion rights, if any, and voting powers, if any.

     One of the effects of the existence of authorized but unissued Common Stock and undesignated Preferred Stock may be to enable the Board of Directors to make more difficult or to discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or otherwise, and thereby to protect the continuity of the Company's management. If, in the exercise of its fiduciary obligations, the Board of Directors were to determine that a takeover proposal was not in the Company's best interest, such shares could be issued by the Board of Directors without shareholder approval in one or more transactions that might prevent or make more difficult or costly the completion of the takeover transaction by diluting the voting or other rights of the proposed acquiror or insurgent shareholder group, by creating a substantial voting block in institutional or other hands that might undertake to support the position of the incumbent Board of Directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise. In this regard, the Company's Articles grant the Board of Directors broad power to establish the rights and preferences of the authorized and unissued Preferred Stock, one or more series of which could be issued that would entitle holders (i) to vote separately as a class on any proposed merger or consolidation, (ii) to cast a proportionately larger vote together with the Common Stock on any such transaction or for all purposes, (iii) to elect directors having terms of office or voting rights greater than those of other directors, (iv) to convert Preferred Stock into a greater number of shares of Common Stock or other securities, (v) to demand redemption at a specified price under prescribed circumstances related to a change of control or (vi) to exercise other rights designated to impede a takeover. The issuance of shares of Preferred Stock pursuant to the Board of Directors' authority described above may adversely effect the rights of holders of the Common Stock.

     In addition, certain other charter provisions that are described below may have the effect of, either alone or in combination with each other or with the existence of authorized but unissued capital stock, of making more difficult or discouraging an acquisition of the Company deemed undesirable by the Board of Directors.

CERTAIN CHARTER AND BY-LAW PROVISIONS

     Classified Board of Directors. The Articles and By-laws divide the members of the Board of Directors who are elected by the holders of the Common Stock into three classes serving three-year staggered terms.

     Advance Notice of Intention to Nominate a Director. The Articles and By-laws permit a shareholder to nominate a person for election as a director only if written notice of such shareholder's intent to make a nomination has been given to the Secretary of the Company not less than 45 days or more than 90 days prior to an annual meeting, unless less than 55 days notice is given of the meeting, in which case notice by the shareholder must be received on the 10th day after notice of the meeting was given. This provision also requires that the shareholder's notice set forth, among other things, a description of all arrangements or understandings between the nominee and the shareholder pursuant to which the nomination is to be made or the nominee is to be elected and such other information regarding the nominee as would be required to be included in a proxy statement filed pursuant to the proxy rules promulgated under the Securities Exchange Act of 1934, as amended, had the nominee been nominated by the Board of Directors of the Company. Any nomination that fails to comply with these requirements may be disqualified.

     Shareholders' Right to Call Special Meeting. The Articles and By-laws provide that a special shareholders' meeting may be requested by a shareholder or group of shareholders holding in the aggregate 50% or more of the Company's total voting power.

     Removal of Directors; Filling Vacancies on Board of Directors. The Articles and By-laws provide that any director elected by holders of the Common Stock may be removed at any time by a two-thirds vote of the entire Board of Directors, unless there is a person who is the beneficial owner of more than 50% of the outstanding shares of Common Stock, in which case the removal may only be for cause. In addition, any director or the entire Board may be removed at any time for cause by a vote of the holders of not less than two-thirds of the total voting power held by all holders of voting stock present or represented at a special stockholders' meeting called for that purpose. "Cause" is defined for these purposes as conviction of a felony involving moral turpitude or adjudication of gross negligence or misconduct in the performance of duties in a matter of substantial importance to the Company. The Articles and By-laws also provide that any vacancies on the Board of Directors (including any resulting from an increase in the authorized number of directors) may be filled only by the affirmative vote of two-thirds of the remaining directors or by the shareholders, who have the right to fill the vacancy at any special meeting called for that purpose prior to such action by the Board.

     Adoption and Amendment of By-laws. The Articles provide that By-laws may be
(i) adopted only by a two-thirds vote of the entire Board of Directors and (ii) amended or repealed by either a two-thirds vote of the entire Board of Directors or the holders of 80% of the total voting power present or represented at any shareholders' meeting. Any provisions amended or repealed by the shareholders may be re-amended or re-adopted by the Board of Directors.

     Consideration of Tender Offers and Other Extraordinary Transactions. Under Louisiana law, the Board of Directors, when considering a tender offer, exchange offer, merger or consolidation, may consider, among other factors, the social and economic effects of the proposal on the Company, its subsidiaries and their respective employees, customers, creditors and communities.

     Amendment of Certain Provisions of the Articles; Other Corporate
Action. The Company's Articles require, unless the action has been approved by two-thirds vote of the entire Board of Directors, the affirmative vote of not less than 80% of the total voting power of the Company to amend, alter or repeal the provisions of the Articles relating to (i) the classification, filling of vacancies and removal of the Board of Directors,

(ii) amendments to the By-laws, (iii) the Company's election not to be governed by certain Louisiana laws relating to business combinations, (iv) limitation of liability and indemnification of directors and officers, (v) amendments to the Articles and (vi) the calling of meetings of shareholders. An amendment to the Articles not affecting any of such provisions may be approved by vote of a majority of the voting power present or represented at a meeting of shareholders. The Articles also require the vote of 80% of the total voting power to approve an amendment or a repeal of any provisions of the Articles in a way that would reduce the limitation of liability or indemnification of any person or power of the Board of Directors with respect thereto provided for in the Articles. Unless approved by a vote of at least two-thirds of the Board of Directors, a merger, consolidation, sale of all or substantially all of the assets or a voluntarily dissolution of the Company may be authorized only by the affirmative vote of the holders of 80% of the total voting power. If approved by two-thirds of the entire Board of Directors, any such action may be authorized by vote of a majority of the voting power present or represented at a meeting of shareholders.

     The provisions of the Company's Articles and By-laws summarized in the preceding paragraphs may have antitakeover effects and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in such stockholder's best interest, including those attempts that might result in the payment of a premium over the market price for the shares of Common Stock held by such shareholder.

     Louisiana Control Share Acquisition Statute. The Louisiana Control Share Acquisition Statute provides that any shares acquired by a person or group (an "Acquiror") in an acquisition that causes such person or group to have the power to direct the exercise of voting power in the election of directors in excess of 20%, 33 1/3% or 50% thresholds shall have only such voting power as shall be accorded by the holders of all shares other than "interested shares," as defined below, at a meeting called for the purpose of considering the voting power to be accorded to such shares. "Interested shares" include all shares as to which the Acquiror, any officer of a company and any director of a company who is also an employee of a company may exercise or direct the exercise of voting power. If a meeting of shareholders is held to consider the voting rights to be accorded to any Acquiror and the shareholders do not vote to accord voting rights to such shares, a company may have the right to redeem the shares held by the Acquiror for their fair value. The statute permits the articles of incorporation or by-laws of a company to exclude from the statute's application acquisitions occurring after the adoption of the exclusion. The Company's By-laws do contain such an exclusion; however, the Company's Board of Directors or shareholders, by amendment to this provision of the By-laws could reverse this election.

TRANSFER AGENT AND REGISTRAR

     The Transfer Agent and Registrar for the Common Stock is Harris Trust and Savings Bank.